Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on First-Quarter 2013 Results

Summary
First quarter revenue of $12.6B was down 7% sequentially, in line with the average seasonal decline in the first quarter and in line with our expectations. Operating income for the first quarter was $2.5B with earnings per share of $0.40. The worldwide PC supply chain saw a continued reduction in inventory levels in the first quarter as customers reduced inventory of older generation PCs ahead of the Haswell launch. In addition, our inventories decreased almost $400M from the fourth quarter. Gross margin of 56% was down 2 percentage points from expectations. Increased demand from our customers allowed us to increase production of Haswell products prior to qualification for sale. The result of this was a higher than anticipated inventory write-off which we expect to get back throughout the rest of the year as the product qualifies for sale in the second quarter and starts shipping to our customers. In addition we saw higher than expected excess capacity charges on older generation process technologies. We are taking advantage of the excess capacity on older generation process technologies to take capacity offline and reuse more equipment and space for 14nm and beyond. The result of these actions allows us to lower our capital spending forecast for the year by $1B, down to $12B. (All forecasts refer to the midpoint of the forecast ranges.) We are forecasting revenue of $12.9B for the second quarter which is slightly higher than the average seasonal increase as we expect some pipeline inventory replenishment as we launch Haswell and in anticipation of a stronger second half.  Second quarter gross margin is expected to increase two percentage points from the first quarter to 58% as we qualify additional Haswell products for sale and start to sell previously written off Haswell inventory. We expect an increase in factory start-up costs in the second quarter to be offset by lower excess capacity charges. Our gross margin forecast for the year remains 60%.

The first quarter 2013 results when compared to the first quarter from a year ago were the following:
•           Revenue of $12.6B was down 3%, from $12.9B
•           Gross margin of 56.2% was down 7.8 points from 64.0%
•           Operating income of $2.5B was down 34% from $3.8B
•           Net income of $2.0B was down 25% from $2.7B
•           Earnings per share of $0.40 was down 25% from $0.53

First Quarter 2013

Revenue
Revenue of $12.6B was down 7% sequentially and down 3% from a year ago. PC and Data Center platform* volumes were down 6% when compared to the fourth quarter.  Platform* average selling prices were flat when compared to the fourth quarter.

Intel Architecture Group first quarter revenue of $11.6B was down 6% sequentially and down 4% year over year:
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The PC Client Group had revenue of $8.0B, down 7% from the fourth quarter with platform volumes down 6% and platform average selling prices up 1%. Year over year, PC Client Group revenue was down 6% with platform volume down 7% and platform average selling price up 1%. On a year on year basis, desktop platform volume was down 7% and desktop platform average selling price was up 5%. On a year on year basis, notebook platform volume was down 6% and notebook platform average selling price was down 2%.

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The Data Center Group had revenue of $2.6B, down 7% from the fourth quarter with platform volumes down 6% and platform average selling prices down 1%. Year over year, Data Center Group revenue was up 7% with platform volume up 6% and platform average selling price up 2%.

•	The other Intel architecture group had revenue of $1.0B, down 4% from the fourth quarter. Year over year, the other Intel architecture group’s revenue was down 9%.

The Software and Services Group had revenue of $588M, down 8% from the fourth quarter. Year over year, the Software and Services Group revenue was up 3%.

Gross Margin
Gross margin dollars were $7.1B, down $0.8B compared to the fourth quarter.  Gross margin of 56.2% was 1.8 points lower than the fourth quarter and down 1.8 points when compared to the midpoint of the Outlook provided on January 17th.

Gross Margin Reconciliation: Q4’12 to Q1’13 (58.0% to 56.2%, down 1.8 points)
[note: point attributions are approximate]
•	- 2.5 points:	Higher factory start-up costs
•	- 1.0 point:	Lower platform* volume
•	+ 1.5 points:	Lower excess capacity charges
•	+ 0.5 points:	Lower platform* inventory write-offs

Gross Margin Reconciliation: Q1’13 Outlook  to Q1’13 (58% +/- couple points to 56.2%, down 1.8 points)
[note: point attributions are approximate]
•	- 1.0 point:	Higher platform* inventory write-offs (Primarily increased Haswell production prior to qualification for sale)
•	- 0.5 point:	Higher excess capacity charges

Gross Margin Reconciliation: Q1’12 to Q1’13 (64.0% to 56.2%, down 7.9 points)
When comparing to the first quarter from a year ago gross margin was down 7.9 points primarily due to higher factory start-up costs and excess capacity charges.

*PC Client Group and Data Center Group microprocessors and chipsets

Spending
Spending for R&D and MG&A was $4.5B, down ~$100M from the fourth quarter and down~$100M from the Outlook provided in January. The decrease relative to Outlook is driven primarily by a shift of marketing and other spending to later in the year. R&D and MG&A as a percentage of revenue was 36%, up from the fourth quarter.  Depreciation was $1.7B, in line with expectations.

Amortization of acquisition related intangibles was $73M, in line with expectations.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net loss of $76M, lower than the $49M gain in the fourth quarter and lower than our Outlook of a $50M net loss. The decrease relative to the fourth quarter was driven primarily by lower gains on sales of equity investments and higher interest expense.

The provision for taxes in the first quarter was at a 16.2% tax rate, in line with expectations.

Balance Sheet and Cash Flow Items
On the balance sheet, total cash investments^^ ended the quarter at $17.1B, down $1.1B from the fourth quarter. The reduction in total cash was primarily driven by a shift of $0.8B from short term to long term investments.   Cash flow from operations in the first quarter was approximately $4.3B. During the first quarter, we paid approximately $1.1B in dividends, purchased $2.2B in capital assets and repurchased $0.5B in stock. Total inventories were down $381M.

Other Items
The total number of employees was approximately flat from the fourth quarter at 105K.

Diluted shares outstanding decreased by 15M shares from the fourth quarter and decreased by 112M shares from the first quarter a year ago.

Q2 2013 Outlook

Intel’s Business Outlook for the first quarter does not include the effect of any business combinations, asset acquisitions, divestitures, or other investments that may be completed after April 16th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $12.9B, plus or minus $500M in the second quarter. The midpoint of this range is up 3% from the first quarter. This increase is slightly higher than the average seasonal increase for the second quarter.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets
*PC Client Group and Data Center Group microprocessors and chipsets

Gross Margin
Gross margin in the second quarter is expected to be 58%, plus or minus a couple points, up 1.8 points from the first quarter.

Gross Margin Reconciliation: Q1’13 to Q2’13 Outlook (56.2% to 58% +/- a couple points)
[note: point attributions are approximate]
•	+ 2.0 points:	Lower platform* inventory write-offs (qualification for sale and sell through of previously reserved Haswell products)
•	+ 2.0 points:	Lower excess capacity charges
•	- 2.0 points:	Other Cost of Sales (primarily higher factory start-up costs)

Spending
Spending for R&D and MG&A in the second quarter is expected to be approximately $4.7B, up ~$200M from the first quarter driven primarily by an increase in marketing spending associated with the launch of Haswell, as well as annual salary increases.

Depreciation is forecasted to be approximately $1.7B, flat from the first quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $70M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net impact of approximately zero, compared to a net loss of $76M in the first quarter.

2013 Outlook
The Outlook for full year 2013 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after April 16th.

Revenue
Revenue for the year is still expected to grow in the low single digits.

Gross Margin
Gross margin for the year is still expected to be 60%, plus or minus a few points.

Spending
Spending for R&D and MG&A for the year is still expected to be $18.9B, plus or minus $200M.

Amortization of acquisition-related intangibles is still expected to be approximately $300M for 2013.

Depreciation for the year is still forecasted to be approximately $6.8B plus or minus $100M.

Other Income Statement Items
The tax rate for each of the remaining quarters of 2013 is expected to be 27%.

*PC Client Group and Data Center Group microprocessors and chipsets

Balance Sheet and Cash Flow Items
Capital spending for 2013 is expected to be $12.0B plus or minus $500M, down $1.0B from prior expectations. We are taking advantage of excess capacity on older generation process technologies to reuse more equipment and space for 14nm and beyond.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.
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Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; supply constraints and other disruptions affecting customers; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

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Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

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The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.  The majority of our marketable equity security portfolio balance is concentrated in ASML Holding, N.V, and declines in value could result in impairment charges, impacting gains or losses on equity securities.

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Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

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Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
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Intel’s current chief executive officer plans to retire in May 2013 and the Board of Directors is working to choose a successor. The succession and transition process may have a direct and/or indirect effect on the business and operations of the company.  In connection with the appointment of the new CEO, the company will seek to retain our executive management team (some of whom are being considered for the CEO position), and keep employees focused on achieving the company’s strategic goals and objectives.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting Intel from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the company’s most recent report on Form 10-K.